EXHIBIT 10.1

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (this “Agreement”) is made this 25th day of July, 2016 (“Effective Date”) between PJP BUILDING FIVE, L.C., a Virginia limited liability company (“Seller”) and GAHC4 CHARLOTTESVILLE VA MOB, LLC, a Delaware limited liability company (“Buyer”).

BACKGROUND

A.    Seller is the owner of a certain tract of land comprised of an approximately 7.419-acre parcel of real property, together with the building and improvements thereon, including an office building containing approximately 73,997 rentable square feet, commonly known as PJP Building Five, located in Albemarle County, Virginia, and having a mailing address of 590 Peter Jefferson Parkway, Charlottesville, Virginia 22911 (“Building”).

B.    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as defined in Section 1) upon the terms and conditions set forth in this Agreement.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with the preceding paragraphs incorporated by reference, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.    PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, Seller shall sell, transfer and convey to Buyer, and Buyer hereby agrees to purchase from Seller, on the Closing Date (as defined in Section 9.1), the following described property (collectively, “Property”):

1.1    Real Property. The tracts or parcels of land being more particularly described on Exhibit A attached hereto, as improved by the Building and any other improvements thereon (“Real Property”);

1.2    Appurtenances. All of Seller’s right, title and interest in and to all easements, rights of way, privileges, hereditaments and appurtenances, if any, belonging to or inuring to the benefit of the Real Property, and all right, title and interest in and to any land lying in the bed of any highway, street, road or avenue, in front of or abutting or adjoining the Real Property (“Appurtenances”). The Real Property and Appurtenances are collectively referred to as the “Premises”;

1.3    Leases. All leases, licenses, and other occupancy agreements for any part of the Premises set forth on Schedule 5.1.5, and all amendments and modifications thereto (collectively, “Leases”), and any leases entered into in accordance with the terms hereof prior to Closing, and all prepaid rent, unapplied security deposits, and all of Seller’s right title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Leases;

1.4    Service Contracts. Contract rights, guaranties, and warranties to the extent transferrable, and to the extent Buyer elects to assume such service contracts pursuant to Section 3.4 below;

1.5    Tangible Personal Property. All equipment, fixtures, machinery, and personalty attached to or specifically used in connection with the Premises (and not owned by tenants under leases of the Premises);

1.6    Intangible Property. All plans and specifications, all without warranty as to completeness or accuracy and all transferable governmental permits, licenses, certificates, and approvals in connection with the ownership of the Premises (collectively, “Permits”); and any and all trade names used or utilized in connection with the Real Property, including, without limitation, the trade name “Peter Jefferson Place Medical Center” (provided that the term “Peter Jefferson Place “ shall only be used together with the words “Medical Center”). Collectively, Sections 1.3, 1.4, 1.5 and 1.6 are referred to as the “Personal Property”.

2.    PURCHASE PRICE AND MANNER OF PAYMENT.

2.1    Purchase Price. Buyer shall pay the total sum of Twenty Million One Hundred Twenty Thousand and 00/100 Dollars ($20,120,000) (“Purchase Price”), subject to adjustment as provided in this Agreement. The Purchase Price shall be paid in the following manner:

2.1.1    Buyer shall, no later than within three (3) business days after the Effective Date, deliver by bank cashier’s check, certified check, or wire transfer to Chicago Title Insurance Company, located at 2828 Routh Street, Suite 800, Dallas, TX 75201, telephone (214) 965-1719 Attn: Shannon Bright (“Escrow Agent”) the amount of Five Hundred Thousand and 00/100 ($500,000.00) (“Deposit”). The Deposit, along with any interest earned thereon, is referred to as the “Deposit”. The Escrow Agent shall hold the Deposit in a federally insured, interest-bearing segregated money market account to be designated by Buyer per the terms and conditions of this Agreement.

2.1.2    On the Closing Date, no later than noon (EST) deliver to the Escrow Agent, the balance of the Purchase Price (net of any prorations and adjustments as set forth herein) by bank cashier’s, certified check, or wire transfer, subject to adjustment as herein provided.

2.1.3    At Closing, the Purchase Price (net of any prorations and adjustments as set forth herein) shall be paid in cash to Seller in accordance with this Agreement by wire transfer of immediately available funds.

3.    TITLE; TITLE REVIEW; DUE DILIGENCE; ACCESS.

3.1.1    Title Commitment and Survey. Buyer shall obtain a title insurance commitment (“Commitment”) for an Owner’s Policy of Title Insurance from Escrow Agent (“Title Company”), covering the Real Property. During the Due Diligence Period (as defined in Section 3.2.1), Buyer may obtain an update of Seller’s existing ALTA survey of the Real Property prepared by Jordan Consulting Engineers, P.C. (“Existing Survey”) or Buyer’s own current ALTA Survey of the Property (“Updated Survey”; either of the Existing Survey or the Updated Survey is referred to herein as the “Survey”). No later than five (5) business days prior to the expiration of the Due Diligence Period, Buyer shall notify Seller in writing of any title exceptions, exclusions from coverage, or other matters identified in the Commitment or the Survey that Buyer disapproves (other than any of the Permitted Encumbrances (as defined in Section 3.1.4), to which Buyer shall have no right to object) (“Title Objections”). Seller may, within three (3) business days after receipt of Buyer’s Title Objections deliver to Buyer written notice (“Seller’s Cure Notice”) setting forth any of Buyer’s Title Objections Seller will undertake to cure prior to Closing. If Seller has not delivered to Buyer Seller’s Cure Notice within such three (3) business-day period, Seller shall be deemed to have elected to not cure any of the Title Objections and Buyer shall have the right within two (2) business days of Seller’s Cure Notice (or the date Seller is deemed to have elected to not cure any of the Title Objections) to either: (i) terminate this Agreement by written notice to Seller and Escrow Agent; or (ii) proceed to Closing without reduction of the Purchase Price, in which event Buyer shall be deemed to have waived all of the Title Objections and such matters shall thereafter be deemed to be Permitted Encumbrances. If Buyer fails to provide notice terminating the Agreement as provided in the preceding sentence, Buyer shall be deemed to have elected clause (ii). If by Closing, Seller has not cured the Title Objections which Seller has in Seller’s Cure Notice elected to undertake to cure, Buyer may (as its sole and exclusive remedy), by written notice to Seller and Escrow Agent, terminate this Agreement; provided that if Seller’s failure to cure the Title Objections which Seller elected to cure in Seller’s Cure Notice is due to a willful or intentional act or failure to act of Seller, such failure shall be a default by Seller, and Buyer shall be entitled to the remedies set forth in Section 11.1 below. If Buyer fails to terminate this Agreement pursuant to the preceding sentence, Buyer shall be deemed to have waived such Title Objections, and such matters shall thereafter be deemed to be Permitted Encumbrances. In the event of a termination of this Agreement by Buyer under this Section, the Deposit shall be returned to Buyer and neither party shall have further obligations hereunder, except for those obligations expressly stated to survive the termination of this Agreement (“Surviving Obligations”).

3.1.2    With respect to any title or survey matters first arising after the expiration of the Due Diligence Period and prior to Closing (other than any of the Permitted Encumbrances, to which Buyer shall have no right to object) (“New Title Objection”), Buyer shall have until the earlier of: (i) five (5) business days after Buyer’s discovery of the New Title Objection; or (ii) the Closing Date to notify Seller in writing of Buyer’s objection thereto. If Buyer shall timely notify Seller of the New Title Objection, Seller shall have the right, but not the obligation, to cure such objection(s) in its sole and absolute discretion. Within three (3) business days after receipt of Buyer’s notice of objection(s), with the Closing Date automatically extended, if necessary, to allow for such response period, Seller shall notify Buyer in writing whether Seller elects to attempt to cure such objection(s). Failure of Seller to give such notice within such three (3)-business day period shall be deemed an election by Seller not to cure such objection(s). If Seller elects or is deemed to have elected not to cure any objection(s) specified in Buyer’s notice, Buyer shall have the following options, to be given by written notice to Seller within two (2) business days after Buyer’s receipt of Seller’s notice electing not to cure such objection(s) (or, if Seller fails to deliver such notice, within two (2) business days after the day on which Seller was required to deliver such notice): (i) to accept a conveyance of the Property subject to the Permitted Encumbrances, specifically including any New Title Objections objected to by Buyer which Seller has elected, or is deemed to have elected, not to cure (which such matter(s) shall thereafter be deemed to be a Permitted Encumbrances), without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller and Escrow Agent, and upon delivery of such notice of termination, this Agreement shall terminate and the Deposit shall be returned to Buyer, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for the Surviving Obligations.

3.1.3    State of Title. Title to the Property shall be conveyed to Buyer free from all liens, encumbrances, encroachments, and other exceptions to title except the Permitted Encumbrances. Notwithstanding anything contained in this Section 3 to the contrary, Seller shall be obligated, at its sole cost and expense, to satisfy, at or prior to Closing, (i) the first lien deed of trust in favor of Alexander Title Agency, Inc. that encumbers the Property, to be released in connection with the defeasance described in Section 4 below, and (ii) all other monetary encumbrances affecting the Property in a total amount of Two Hundred Fifty Thousand Dollars ($250,000) or less, evidenced by deeds of trust, tax liens, judgments, mechanics’ liens and/or other liens or charges in a fixed sum arising by, through or under Seller, regardless of whether Buyer objects to such matters, and Seller authorizes the use of the Purchase Price or a portion thereof to pay and discharge the same at Closing; provided that the Purchase Price proceeds to be applied in satisfaction of the items described in (ii) above shall not exceed Two Hundred Fifty Thousand Dollars ($250,000). In the event that Buyer’s title examination reveals monetary encumbrances of the nature described in clause (ii) of the preceding sentence that Seller is unable to cure prior to the Closing Date, Seller may elect, in Seller’s sole and absolute discretion, to extend the Closing Date by up to fifteen (15) days by providing to Buyer written notice of such election to extend the Closing Date, which notice shall be delivered to Buyer no later than two (2) business days prior to the Closing Date, in order to attempt to cure any such monetary encumbrances.

3.1.4    Permitted Encumbrances. For purposes hereof, “Permitted Encumbrances” shall mean: (i) any easement, right of way, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant, exception, or other matter with respect to the Property that is shown on the Commitment or Survey that is not a Title Objection or New Title Objection; (ii) any Title Objection or New Title Objection that Buyer waives or is deemed a Permitted Encumbrance pursuant to Section 3.1.1 or Section 3.1.2; (iii) real estate taxes, sewer rents and taxes, water rates and charges, business improvement district taxes and assessments, and any other governmental taxes, charges, or assessments levied or assessed against the Property, including any so-called payments in lieu of taxes, in each case which are a lien but not yet due and payable, subject to proration in accordance with Section 12 below; (iv) zoning laws, statutes, and regulations (but not any notices of violation of any thereof); and (v) the rights and interests of tenants as parties in possession under the Leases.

3.2    Due Diligence Period; Physical Inspections; Access.

3.2.1    During the period commencing on the Effective Date and ending on the date that is thirty (30) days after the later of (i) the Effective Date or (ii) Buyer’s receipt of the Seller Materials in accordance with Section 3.3 below (“Due Diligence Period”), and on at least two (2) business days’ prior notice to Seller, Buyer shall be provided with physical access to the Premises during business hours to conduct, at Buyer’s sole cost and expense, physical inspections of the Premises, including engineering studies and environmental studies; provided that Buyer shall not conduct any Phase II environmental site assessment (which may include soils borings, soil sampling and, if relevant, ground water testing, and invasive sampling of building materials with respect to the Property) unless Buyer’s Phase I environmental site assessment expressly recommends such Phase II. In exercising its rights to enter the Premises hereunder, Buyer shall permit a representative of Seller to accompany Buyer’s entrants to the Premises. Buyer shall conduct any entries and inspections of the Premises so as to minimize interference with Seller’s business and the business of Seller’s tenants, and otherwise in a manner reasonably acceptable to Seller and in compliance with all applicable laws, rules, and regulations. Without limiting the foregoing, prior to any entry to perform any on-site inspections, Buyer shall provide to Seller the identity of the company or persons who will perform any inspections and the proposed scope of the inspections. Buyer shall restore the Premises to its condition existing immediately prior to Buyer’s inspection, and Buyer shall be liable for all physical damage or injury to any person or property resulting from, relating to or arising out of any such inspection, whether occasioned by the acts of Buyer or any of its employees, agents, representatives or, consultants and contractors (each a “Buyer Party”). Buyer agrees to indemnify, defend and hold Seller harmless from and against any actual liabilities, losses, claims, demands, costs, expenses (including reasonable attorneys’ fees and costs) and judgments of any nature arising or alleged to arise from or in connection with any injury to, or death of, any person or loss or damage to property in connection with entry onto the Premises by Buyer or its representatives or any activities conducted by Buyer or its representatives on the Premises, including without limitation damage to the Property or release of hazardous substances or materials onto the Property. Notwithstanding anything set forth herein to the contrary, in no event shall Buyer’s liability or its indemnity obligations under this Section 3.2.1, include the discovery of pre-existing conditions disclosed by Buyer’s investigations, or liabilities, losses, claims, demands, costs, expenses and judgments of any nature arising from the negligence or misconduct of Seller, its officers, employees, contractors or agents. Prior to any entry by Buyer or any Buyer Party, Buyer and the Buyer Party shall maintain, at Buyer’s expense or such Buyer’s Party’s expense, a policy of commercial general liability insurance, with a broad form contractual liability endorsement and with a combined single limit of $2,000,000 per occurrence for bodily injury and property damage, and automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000, insuring Buyer, the applicable Buyer Party and naming Seller as an additional insured. All insurance required herein shall be on an “occurrence form” from an insurance company reasonably acceptable to Seller. Upon Seller’s request, Seller shall be provided a copy of the insurance certificate(s) required by Buyer prior to any entry of the Premises by Buyer or any Buyer Party.

3.2.2    Buyer shall have the right to conduct tenant interviews and interviews of government officials; provided that Buyer shall not contact any tenant of the Premises before notifying Seller at least two (2) business days prior to contacting any such tenant and Seller shall be afforded the opportunity to participate in any meetings (in person or telephonically) between Seller and such tenant.

3.2.3    If Buyer, at Buyer’s sole and absolute discretion, shall find such inspection(s) to be unsatisfactory or for any reason whatsoever, Buyer shall have the right to terminate this Agreement on or before the expiration of the Due Diligence Period by providing written notice to Seller and Escrow Agent prior to the expiration of the Due Diligence Period, and upon such termination, the Deposit shall be refunded to Buyer, and thereupon the parties hereto shall have no further liabilities to each other except for any Surviving Obligations. No notice to Escrow Agent from Seller shall be required for the release of the Deposit to Buyer by Escrow Agent under this Section 3.2.3, and the Deposit shall be released and delivered to Buyer upon Escrow Agent’s receipt on or before the expiration of the Due Diligence Period of Buyer’s confirmation of termination of the Agreement pursuant to this Section 3.2.3, despite any objection or potential objection by Seller. Buyer agrees that it shall not unreasonably interfere with tenants of the Property in performing its inspection; provided that the conduct of tenant interviews shall not be deemed to be interference.

3.2.4    The provisions of this Section shall survive Closing or the termination of this Agreement.

3.3    Seller Materials. To the extent such documents are in Seller’s possession and readily available (“readily available” meaning such documents are located in files currently used by Seller and its property manager in connection with the leasing, management and financing of the Property), and have not been previously delivered to Buyer, within three (3) business days after the Effective Date, Seller shall make available to Buyer, at Buyer’s sole expense, the documents listed in Schedule 3.3 attached hereto (“Seller Materials”) for Buyer’s review during the Due Diligence Period. When Seller has made the Seller Materials available to Buyer, Seller shall certify the same to Buyer in writing (which may be delivered via email). If during the Due Diligence Period Buyer discovers that one or more items of the Seller Materials has not been made available to Buyer, Buyer shall request such Seller Materials from Seller in writing (which may be delivered via email), and Seller shall make such additional Seller Materials available to Buyer within two (2) business days thereafter. If during the Due Diligence Period Seller discovers that one or more items of the Seller Materials has not been made available to Buyer, Seller shall notify Buyer in writing (which may be delivered via email), and Seller shall make such additional Seller Materials available to Buyer within two (2) business days thereafter. In no event shall a request for additional Seller Materials or delivery of additional Seller Materials as provided in the foregoing sentences re-set or extend the Due Diligence Period. If this Agreement is terminated for any reason, (a) Buyer shall return to Seller all of the Seller Materials and any updates thereto, and (b) shall provide Seller with, and, upon receipt of Seller’s request, assign Buyer’s rights to Seller under all title, survey, environmental and other third-party reports and materials that Buyer has generated or received prior to Closing in connection with the Property; provided that (i) such reports and materials and any assignment thereof are being delivered and made without representation or warranty of any kind by Buyer; and (ii) Seller acknowledges that its ability to rely on any such reports or materials may be subject to the consent of the preparers of such reports or materials. Buyer further acknowledges that the Seller Materials and any other information of whatever type or kind provided by Seller to Buyer and prepared by third parties were and are furnished without warranty of any kind and on the express condition that Buyer has made its own independent verification of the accuracy, reliability and completeness of such information and that Buyer will not rely thereon.

3.4    Service Contracts. Buyer shall not be required to assume any of the service contracts at Closing. Effective as of the Closing Date, Seller, at Seller’s sole cost and expense, shall terminate any service contracts that Buyer does not elect to assume, in Buyer’s sole and absolute discretion, by written notification to Seller prior to the expiration of the Due Diligence Period. Notwithstanding anything to the contrary contained herein, Seller shall terminate, at Seller’s sole cost and expense, any and all leasing commission agreements and management agreements affecting the Property effective on or before the Closing Date.

4.    DEFEASANCE. The Property is currently encumbered by existing financing that may not be prepaid; however, the Property may be released from all liens through a defeasance transaction. All costs and expenses incurred in order to defease the Property at Closing shall be borne solely by Seller. Buyer agrees to cooperate with Seller, the Title Company, and Seller’s loan servicer and defeasance company in order to accomplish the defeasance of the existing loan at Closing, provided that Buyer shall not incur any expense in connection therewith. In the event that Seller is unable to complete the defeasance on the Closing Date, Seller may elect, in Seller’s sole and absolute discretion, to extend the Closing Date by up to fifteen (15) days by providing to Buyer written notice of such election to extend the Closing Date, which notice shall be delivered to Buyer no later than two (2) business days prior to the Closing Date. In the event that Seller is unable to complete the defeasance on the Closing Date, or the extended Closing Date if applicable, in addition to any other remedies Buyer may have under this Agreement, Seller shall reimburse Buyer for Buyer’s actually incurred and reasonably documented out of pocket costs in conjunction with the Agreement, not to exceed $75,000. The foregoing reimbursement obligation shall survive the termination of this Agreement.

5.    REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

5.1    Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer that the following representations and warranties, as of the Effective Date, contain no untrue statement of material fact and, as of the Closing Date, shall contain no untrue statement of material fact:

5.1.1    Seller’s Authority for Binding Agreement. Seller is a duly authorized and validly existing limited liability company formed under the laws of the Commonwealth of Virginia. Seller has full power, right, and authority to own the Property, to carry on its business as now conducted, and to enter into and fulfill its obligations under this Agreement. Each of the persons or entities executing this Agreement on behalf of Seller is authorized to do so. This Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution and delivery of this Agreement and compliance with its terms will not conflict with or result in the breach of any law, judgment, order, writ, injunction, decree, rule or regulation, or conflict with or result in the breach of any other agreement, document or instrument to which Seller is a party or by which it or the Property is bound or affected. No authorization, consent or approval of any governmental authority (including, without limitation, courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

5.1.2    Service Contracts. Schedule 5.1.2 attached hereto is a list of all existing service, equipment, supply, and maintenance contracts with respect to or affecting its Building (“Service Contracts”) and all tenant improvement contracts and contracts for the performance of other repairs to the Building for work that shall continue after the Closing, if any (“Improvement Contracts”). No written notice of default by Seller in the terms of any of such Service Contracts or Improvement Contracts has been received by Seller. At Closing, the Service Contracts that Buyer elects to assume pursuant to Section 3.4 above and Improvement Contracts shall be assigned to Buyer.

5.1.3    Condemnation. Seller has not received written notice of any pending or threatened condemnation with respect to the Premises or any portion thereof.

5.1.4    No Lawsuits. There are no claims, lawsuits or proceedings pending, or to Seller’s Actual Knowledge (as defined in Section 5.1.11), threatened against or relating to the Property or Seller.

5.1.5    Leases. Other than as set forth on Schedule 5.1.5, there are no oral or written leases or rights of occupancy with respect to the Property. Seller has delivered or made available to Buyer true and complete copies of the Leases. The list of Leases set forth on Schedule 5.1.5 is true, correct and complete. Each of the Leases is in full force and effect. Seller is “landlord” or “lessor” under the Leases and is entitled to assign to Buyer, without the consent of any party, the Leases. Except to the extent modified by a Tenant Estoppel Certificate or Statement of Lease (each as defined in Section 9.2.1.5 below), (a) no written notice of default has been given by Seller to any tenant, which default remains uncured; and (b) Seller does not believe that there is any condition or circumstance which would constitute a material default under any of the Leases by a tenant thereunder for which Seller has not yet given written notice of default. Seller is not affiliated with any of the tenants. Except as provided below, there are no tenant improvement allowances, non-monetary tenant improvement obligations of Landlord, leasing commissions and/or rent concessions with respect to the current term of any Lease, except as set forth in Section 12.6 below. Under the Lease with the University of Virginia Physicians Group, there remains an unused tenant improvement allowance in the amount of $15,780 (the “UVA TI Allowance”), for which Buyer shall receive a credit against the Purchase Price at Closing.

5.1.6    Compliance with Law.

(i)    Seller has received no written notice alleging that the Property is in violation of applicable laws, rules, or regulations.

(ii)    Except as set forth in that certain Phase I report of Froehling and Robertson dated June 8, 2004 (“Report”) which Report has been delivered to Buyer, to Seller’s Actual Knowledge, which knowledge is based on the Report and any written notices received thereafter, there are no Hazardous Substances (defined below) and no Hazardous Wastes (defined below) present on the Property including, without limitation, asbestos, flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants, pollution, contaminant, polychlorinated biphenyl’s (“PCBs”), urea formaldehyde foam insulation, radon, corrosive, irritant, biologically infectious materials, petroleum product, garbage, refuse, sludge, hazardous or waste materials, but excluding (i) any medical wastes generated by tenants of the Building, and any chemicals, drugs or other materials used by tenants of the Building, and (ii) substances used in the ordinary course of business for the cleaning and maintenance of the Building, stored and used in accordance with applicable federal, state and local laws. Seller has not been identified in any litigation, administrative proceeding or investigation as a responsible party or potentially responsible party for any liability for clean-up costs, natural resource damages or other damages or liability for prior disposal or release of Hazardous Substances, Hazardous Wastes or other environmental pollutants or contaminants at the Property, and no lien or superlien has been recorded, filed or otherwise asserted against any real or personal property of Seller for any clean-up costs or other responses costs incurred in connection with any environmental contamination that is attributable, in whole or in part, to Seller. For purposes of this Agreement, “Hazardous Substances” means those elements and compounds which are designated as such in Section 101(14) of the Comprehensive Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Section 9601 (14), as amended, all petroleum products and by-products, and any other hazardous substances as that term may be further defined in any and all applicable federal, state and local laws; and “Hazardous Wastes” means any hazardous waste, residential or household waste, solid waste, or other waste as defined in applicable federal, state and local laws.

Except as otherwise disclosed by Seller, Seller has not received any summons, citation, directive, letter or other communication, written or oral, from any governmental or quasi-governmental authority concerning any intentional or unintentional action or omission on Seller’s part that: (a) resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Hazardous Wastes at the Property; or (b) related in any way to the generation, storage, transport, treatment or disposal of Hazardous Substances or Hazardous Wastes by Seller at the Property. To Seller’s Actual Knowledge, no underground storage tanks have been removed from the Property by Seller.

5.1.7    FIRPTA. Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended (“Code”).

5.1.8    OFAC. Seller is not: (a) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (b) listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (c) listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State; (d) listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (e) listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called “Orders”); (f) engaged in activities prohibited in the Orders; or (g) (and has not been) convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).

5.1.9    Rights of First Refusal and Purchase Options. There are no outstanding rights of first refusal, rights of reverter, or options to purchase relating to the Property or any interest therein.

5.1.10    Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.

5.1.11    Agreements. Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property that have not been disclosed to Buyer. Seller has not received any written notice from, and, to the best of Seller’s Actual Knowledge, there are no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against the Property. Seller is not in default under any such document, nor, to the best of Seller’s Actual Knowledge, is any other party subject to any such document.

5.1.12    All information prepared by Seller and given by Seller to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true and accurate in every material respect as of the date hereof and at the Closing. Seller has not failed to disclose any fact to Buyer necessary to make the statements herein or otherwise provided in connection with the transactions contemplated hereunder not misleading and Seller has no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller shall promptly inform Buyer in writing if there occurs any (i) material adverse change in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Closing Date or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented.

5.1.13    Survival. The representations and warranties of Seller set forth in this Section shall survive Closing and delivery of the Deed (as hereinafter defined) for a period of twelve (12) months after the Closing Date; provided, however, that the representations of Seller set forth in the sixth sentence of Section 5.1.5 above shall only survive Closing and delivery of the Deed for a period of six (6) months after the Closing Date.

5.1.14    LIMITATION OF LIABILITY. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, SELLER’S TOTAL LIABILITY FOR DAMAGES FOR BREACH OF THE WARRANTIES AND REPRESENTATIONS UNDER THIS AGREEMENT AND ANY OF THE CLOSING DOCUMENTS, COLLECTIVELY, SHALL NOT EXCEED THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($300,000.00) (“CAP”) AND BUYER HEREBY WAIVES ANY CLAIM(S) IT MAY HAVE AGAINST SELLER UNDER THIS AGREEMENT OR ANY OF THE CLOSING DOCUMENTS UNTIL THE AGGREGATE AMOUNT OF SUCH CLAIMS EXCEED FIFTEEN THOUSAND AND 00/100 DOLLARS ($15,000.00) (“BASKET”), PROVIDED THAT CLAIMS UNDER SECTION 12 BELOW OR CLAIMS FOR FRAUD SHALL NOT BE SUBJECT TO ANY SUCH CAP OR BASKET. IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, UNLESS ARISING FROM FRAUD BY SELLER.

5.1.15    Seller’s Actual Knowledge. The phrase “Seller’s Actual Knowledge” or words of similar meaning shall mean the actual, and not constructive, knowledge of Andrew J. Dracopoli, Lisa O. Jones, and Bernadette Coleman, without duty to inquire or investigate as to any matter or condition outside of the scope of their ordinary duties (or as otherwise limited in Section 5.1). Seller represents to Buyer that such named individuals are the persons with the most knowledge of the Property. Notwithstanding anything to the contrary, none of the foregoing individuals shall have any personal liability with respect to any matters set forth in this Agreement or any of Seller’s representations or warranties solely as the result of being named as a knowledge party.

5.1.16    Inaccuracy of Representation or Warranty. If: (a) any fact, event, circumstance or condition occurs or is discovered by Seller after the date of this Agreement which renders any representation or warranty of Seller materially inaccurate, or such material inaccuracy is disclosed in writing to Buyer prior to Closing; or (b) Buyer otherwise has actual knowledge prior to Closing of any fact, event, circumstance or condition which renders any representation or warranty of Seller materially inaccurate, then Buyer shall either: (i) proceed with Closing, in which case such non-compliance shall be deemed waived; or (ii) terminate this Agreement by written notice to Seller and Escrow Agent, in which case: (A) the Deposit shall be returned to Buyer; (B) this Agreement shall then become null and void and of no further force or effect, except for any Surviving Obligations; and (C) neither Seller nor Buyer shall have any further liability or obligation to the other under this Agreement, except for the Surviving Obligations. Notwithstanding the foregoing, if such inaccuracy is due to a willful or intentional act or failure to act by Seller or a breach by Seller of its covenants set forth in this Agreement, Buyer shall have the default remedies set forth in Section 11.1 below.

5.1.17    AS-IS, WHERE-IS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS EXECUTED AT CLOSING, SELLER HAS NOT MADE AND DOES NOT HEREBY MAKE ANY REPRESENTATIONS, WARRANTIES OR OTHER STATEMENTS AS TO THE CONDITION OF THE PROPERTY OR THE SELLER MATERIALS AND BUYER ACKNOWLEDGES THAT AT CLOSING BUYER IS PURCHASING THE PROPERTY ON AN “AS IS, WHERE IS” BASIS AND WITHOUT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY OR THE SELLER MATERIALS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED AT CLOSING. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS EXECUTED AT CLOSING, NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OR ARE MADE AND NO RESPONSIBILITY HAS BEEN OR IS ASSUMED BY SELLER OR BY ANY PARTNER, OFFICER, PERSON, FIRM, AGENT OR REPRESENTATIVE ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO THE CONDITION OR REPAIR OF THE PROPERTY OR THE VALUE,

EXPENSE OF OPERATION, OR INCOME POTENTIAL THEREOF OR AS TO ANY OTHER FACT OR CONDITION THAT HAS OR MIGHT AFFECT THE PROPERTY OR THE CONDITION, REPAIR, VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL OF THE PROPERTY OR ANY PORTION THEREOF. THE PARTIES AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THEM OR THEIR RESPECTIVE AGENTS OR REPRESENTATIVES ARE MERGED IN THIS AGREEMENT AND THE SCHEDULES AND EXHIBITS HERETO ANNEXED, WHICH ALONE FULLY AND COMPLETELY EXPRESS THEIR AGREEMENT, AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO AFTER FULL INVESTIGATION, OR WITH THE PARTIES SATISFIED WITH THE OPPORTUNITY AFFORDED FOR INVESTIGATION, NEITHER PARTY RELYING UPON ANY STATEMENT OR REPRESENTATION BY THE OTHER UNLESS SUCH STATEMENT OR REPRESENTATION IS SPECIFICALLY EMBODIED IN THIS AGREEMENT OR THE EXHIBITS ANNEXED HERETO. BUYER ACKNOWLEDGES THAT SELLER HAS REQUESTED BUYER TO INSPECT FULLY THE PROPERTY, REVIEW THE SELLER MATERIALS AND INVESTIGATE ALL MATTERS RELEVANT THERETO AND, WITH RESPECT TO THE CONDITION OF THE PROPERTY, TO RELY SOLELY UPON THE RESULTS OF BUYER’S OWN INSPECTIONS OR OTHER INFORMATION OBTAINED OR OTHERWISE AVAILABLE TO BUYER, RATHER THAN ANY INFORMATION THAT MAY HAVE BEEN PROVIDED BY SELLER TO BUYER. The provisions of this Section shall survive Closing or the termination of this Agreement.

5.1.18    RELEASE. EXCEPT TO THE EXTENT OF THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS EXECUTED AT CLOSING, AND EXCEPT FOR (A) CLAIMS FOR PERSONAL INJURY OR PROPERTY DAMAGE ARISING DURING THE PERIOD OF SELLER’S OWNERSHIP; (B) CLAIMS FOR FRAUD; (C) CLAIMS UNDER SECTION 12 BELOW; AND (D) THE EXERCISE OF ANY OF BUYER’S REMEDIES UNDER SECTION 11.1 BELOW, BUYER, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES, SELLER, SELLER’S AFFILIATES, SELLER’S INVESTMENT MANAGER, THE PARTNERS, TRUSTEES, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH OF THEM, AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, “SELLER RELATED PARTIES”), FROM ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHICH MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PROPERTY, THE LEASES, THE SELLER MATERIALS, THE PHYSICAL CONDITION OF THE PREMISES OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTION 6901 ET SEQ.), THE CLEAN WATER ACT (33 U.S.C. SECTION 466 ET SEQ.), THE SAFE DRINKING WATER ACT (14 U.S.C. SECTIONS 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 1801 ET SEQ.), AND THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. SECTIONS 2601-2629). The provisions of this Section shall survive Closing or the termination of this Agreement.

5.2    Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller that the following representations and warranties, as of the Effective Date, contain no untrue statement of material fact and, as of the Closing Date, shall contain no untrue statement of material fact:

5.2.1    Authority. Buyer is a duly authorized and validly existing limited liability company formed under the laws of the state of Delaware. Buyer has full power, right, and authority to own its properties, to carry on its business as now conducted, and, as of the Closing Date, to enter into and fulfill its obligations under this Agreement. Each of the persons or entities executing this Agreement on behalf of Buyer is authorized to do so. This Agreement is the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution and delivery of this Agreement and compliance with its terms do not conflict with or result in the breach of any law, judgment, order, writ, injunction, decree, rule or regulation, or conflict with or result in the breach of any other agreement, document or instrument to which Seller is a party or by which it or the Property is bound or affected.

5.2.2    OFAC. Buyer is not: (a) listed on the OFAC pursuant to the Order and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (b) listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (c) listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State; (d) listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (e) listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order; (f) engaged in activities prohibited in the Orders; or (g) (and has not been) convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).

5.2.3    Litigation. There are no material claims, actions, suits, proceedings, or investigations pending, or to the current actual knowledge of officers and directors of Buyer, without any duty of independent inquiry, threatened against Buyer that could reasonably be expected to materially impair the ability of Buyer to fulfill and perform its obligations under this Agreement.

5.2.4    Survival. The representations and warranties of Buyer set forth in this Section shall survive Closing and delivery of the Deed for a period of twelve (12) months after the Closing Date.

6.    SELLER COVENANTS AND FUTURE OPERATIONS. Seller agrees between the Effective Date and Closing Date as follows:

6.1    Maintenance. Seller shall maintain the Premises in the condition as currently exists, reasonable wear and tear, casualty, and condemnation excepted, operate the Premises substantially with the same management practices and leasing standards, and pay in the normal course of business prior to Closing, all sums due for work, materials or service furnished or otherwise incurred in the ownership and operation of the Premises prior to Closing.

6.2    Alterations. Seller shall not make or permit to be made any alterations, improvements, or additions to the Premises without the prior written consent of Buyer, except those made by Seller if required by applicable law or ordinance or as required under any Lease.

6.3    Lease. Seller shall not enter into any Lease or amendment or modification of any existing Lease, or consent to any assignment or subletting under any Lease, without Buyer’s consent, not to be unreasonably withheld or conditioned during the Due Diligence Period, and which thereafter may be withheld in Buyer’s sole discretion. Such consent shall be given or withheld within five (5) business days of receipt of a leasing proposal, the failure of which shall be deemed to be Buyer consenting to the Lease.

6.4    Security Deposits. After the Due Diligence Period, Seller shall not apply any tenant’s security deposit to the discharge of such tenant’s obligations, without Buyer’s consent, which shall not be unreasonably withheld, conditioned, or delayed.

6.5    Notice to Buyer. Seller shall notify Buyer promptly of the occurrence of any of the following: (i) a fire or other casualty causing damage to the Premises, or any portion thereof; (ii) receipt of notice of condemnation affecting the Premises, or any portion thereof; (iii) receipt of notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Premises, or any portion thereof, or any real property adjacent to any of the Premises, or setting forth any requirements with respect thereto; (iv) receipt or delivery of any default notice from any tenant; or (v) notice of any actual or threatened litigation against Seller or affecting or relating to the Property, or any portion thereof. Seller shall promptly provide Buyer with copies of any and all correspondence received from or sent to tenants regarding the Leases.

6.6    No New Agreements. Except for agreements that can be terminated by the Closing Date or are required by applicable law, Seller shall not enter into any other agreements which affect the Property or the transactions contemplated by this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed during the Due Diligence Period, and which may be withheld in Buyer’s sole discretion thereafter. Notwithstanding anything set forth herein to the contrary, at all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein (except in connection with any tax-deferred exchange transaction, as provided in Section 19 herein) without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion; and Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.

6.7    Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly operating statement for the operation of the Property on or before the day which is twenty-five (25) days after the end of each month, commencing with the month during which the Effective Date occurs and continuing for each full calendar month thereafter until the Closing Date.

6.8    Cooperation with S-X 3-14 Audit. Buyer has advised Seller of its intention that the ultimate acquirer of the Property will be a subsidiary of a company with a class of equity registered under the Securities Exchange Act of 1934 (“Registered Company”) and, accordingly, that such Registered Company is required to make certain filings (“SEC Filings”) with the Securities and Exchange Commission (the “SEC”), including SEC Filings that relate to the most recent pre-acquisition fiscal year, which is calendar year 2015 (the “Audited Year”), and the portion of the current fiscal year through the date of acquisition (the “Stub Period”), for the Property. To assist Buyer and Registered Company in preparing financial statements of the Property in accordance with Rule 3-14 of Regulation S-X of the SEC, the Seller covenants and agrees to provide Buyer and the Registered Company, no later than five (5) business days after the Effective Date, with copies of the following information (to the extent such items are not duplicative of items contained in the Seller Materials), in each case solely in respect of the Property: (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the Audited Year and Stub Period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and Stub Period and (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and Stub Period. In addition, no later than five (5) business days prior to the Closing Date, Seller shall provide to Buyer: (1) a signed representation letter in substantially the form attached hereto as Exhibit H; (2) a signed audit request letter in substantially the form attached hereto as Exhibit I; and (3) a signed audit response letter from Seller’s attorney in substantially the form attached hereto as Exhibit J. Additionally, Seller agrees that within five (5) business days after receipt of a written request therefor following Closing, it will provide or make available to Buyer the check register for the three (3) months following the Audited Year and Stub Period. The foregoing covenant shall survive Closing.

7.    FIRE OR OTHER CASUALTY.

7.1    Maintain Insurance. Seller shall maintain in effect until the Closing Date the insurance policies (or like policies) now in effect with respect to the Premises.

7.2    Minimal Damage. If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty, and the cost of repair or restoration thereof shall be $1,000,000 or less (as established by good faith estimates obtained by Seller), as long as such damage or destruction does not result in a circumstance whereby a tenant may terminate its Lease or receive a rent abatement, this Agreement shall remain in force and Seller shall commence to repair any such damage prior to Closing, if possible, or, at Seller’s option, the provisions of Section 7.4 shall apply.

7.3    Substantial Damage. If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty, and the cost of repair or restoration thereof shall be more than $1,000,000 (as established by good faith estimates obtained by Seller), or the nature of such casualty results in a circumstance whereby a tenant under may terminate its Lease or receive a rent abatement, Buyer may within thirty (30) days after receipt of notice (“Damage Notice”) of such damage or destruction, terminate this Agreement by giving written notice thereof to Seller and Escrow Agent (“Buyer’s Notice of Election”), and if this Agreement is so terminated, then the Deposit shall be immediately refunded to Buyer, and thereafter neither party shall have any further liability hereunder thereafter, except for any Surviving Obligations. If Buyer does not so terminate this Agreement, it shall remain in full force and effect, and the provisions of Section 7.4 shall apply.

7.4    Closing after Substantial Damage. So long as this Agreement shall remain in force under Sections 7.2 and 7.3, then: (i) all proceeds of casualty insurance only collected prior to Closing, plus the amount of deductible under Seller’s casualty insurance policy, shall be adjusted subject to Buyer’s approval and participation in any adjustment, and, together with the amount of any deductible under Seller’s casualty insurance policy, plus the amount of any uninsured loss up to $1,000,000, shall be credited to Buyer against the Purchase Price payable by Buyer at Closing; and (ii) all unpaid claims and rights in connection with losses shall be assigned to Buyer at Closing.

8.    CONDEMNATION. If, prior to the Closing Date, all or any portion of the Premises is taken by eminent domain or a notice of any eminent domain proceedings with respect to the Premises or any part thereof is received by Seller, then Seller shall within five (5) days thereafter give notice thereof to Buyer and Buyer shall have the option to: (a) complete the purchase hereunder; or (b) if such taking, in Buyer’s reasonable determination, adversely affects the Premises or its current economic viability, or results in a circumstance whereby a tenant under may terminate its Lease or receive a rent abatement, terminate this Agreement by written notice to Seller and Escrow Agent, in which event the Deposit shall be immediately refunded to Buyer, and this Agreement shall be null and void. Buyer shall deliver written notice of its election to Seller within twenty (20) days after the date upon which Buyer receives written notice of such eminent domain proceedings. If notice of such proceedings is received by Buyer and it fails to deliver such written notice of its election within such time period, such failure shall constitute a waiver by Buyer of its right to terminate this Agreement. If this Agreement is not so terminated, Buyer shall be entitled to all awards or damages by reason of any exercise of the power of eminent domain or condemnation with respect to or for the taking of the Premises or any portion thereof, and until such time as Closing has occurred, or this Agreement terminates. Any negotiation for, or agreement to, and all contests of any offers and awards relating to eminent domain proceedings occurring prior to the Closing Date shall be conducted with the joint approval and consent of Seller and Buyer.

9.    CLOSING; CLOSING DATE; CONDITIONS PRECEDENT.

9.1    Time and Date and Place. The closing on the sale of the Property (“Closing”) shall take place on the date that is fifteen (15) days after the expiration of the Due Diligence Period, or such earlier date as agreed to by Seller and Buyer in writing (“Closing Date”). Closing shall be by mail at the offices of the Escrow Agent, commencing at 10:00 a.m. (EST).

9.2    Documents. At Closing, Buyer and Seller shall execute and deliver the following:

9.2.1    Seller’s Documents and Other Items. Seller shall execute and deliver or cause to be executed and delivered to Buyer in proper form for recording, as applicable:

9.2.1.1    Deed. A special warranty deed in the form attached hereto as Exhibit B (“Deed”), conveying the Premises to Buyer, duly executed by Seller for recording. The Deed description shall be based upon the description attached as Exhibit A.

9.2.1.2    Bill of Sale. A bill of sale in the form attached hereto as Exhibit C.

9.2.1.3    Assignment. An assignment and assumption of Personal Property and Leases in the form attached as Exhibit D (“Assignment”).

9.2.1.4    FIRPTA and Certificates Required by Law. All certificate(s) required under Section 1445 of the Code and under applicable Virginia law.
9.2.1.5    Estoppels.
9.2.1.5.1    Seller agrees to use its reasonable efforts to cause Sentara/Martha Jefferson Hospital and the University of Virginia Physicians Group (the “Required Tenants”) to deliver to Buyer no later than five (5) business days before the Closing Date a written statement (a “Tenant Estoppel Certificate”) in substantially the form of the tenant estoppel certificate set forth on Exhibit E-1 to this Agreement (provided that Paragraph 6 of the Tenant Estoppel Certificate for the University of Virginia Physicians Group may reference the UVA TI Allowance). No later than three (3) business days prior to the date on which Seller intends to distribute the Tenant Estoppel Certificates to the Tenants for their completion and execution, Seller shall deliver the draft estoppel certificates to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. Such Tenant Estoppel Certificates shall be consistent with the respective Lease, shall not reveal any default by Seller and/or tenant, any right to offset rent by the tenant, or any claim of the same, be dated no earlier than thirty (30) days prior to Closing and shall be otherwise reasonably acceptable to Buyer. Buyer’s obligation to proceed to Closing hereunder is contingent on receipt by Buyer five (5) business days prior to Closing of satisfactory Tenant Estoppel Certificates from the Required Tenants. Seller’s inability to obtain the Tenant Estoppel Certificates as required herein shall not constitute a default by Seller under this Agreement.
9.2.1.5.2    Buyer acknowledges that the Building has one governmental tenant, the United States of America acting by and through the designated agent of the Department of Veterans Affairs (the “Governmental Tenant”). The lease of the Governmental Tenant does not require that such Governmental Tenant deliver an estoppel certificate; however, such lease does require that the Governmental Tenant deliver a “Statement of Lease” within thirty (30) days following receipt by the Contracting Officer of a joint written request from Seller and Buyer. Seller and Buyer agree to issue a joint request for a Statement of Lease to the Governmental Tenant within five (5) days after the Effective Date of this Agreement. Buyer’s obligation to proceed to Closing hereunder is contingent on receipt by Buyer five (5) business days prior to Closing of a satisfactory Statement of Lease from the Governmental Tenant, which Statement of Lease shall be substantially in the form attached hereto as Exhibit E-2. Seller’s inability to obtain the Statement of Lease as required herein shall not constitute a default by Seller under this Agreement.
9.2.1.5.3    If Seller has not obtained the Tenant Estoppel Certificates from the Required Tenants and the Statement of Lease from the Governmental Tenant on or before the fifth (5th) business day prior to the Closing Date, Seller may elect, in Seller’s sole and absolute discretion, to extend the Closing Date by up to twenty (20) days by providing to Buyer written notice of such election to extend the Closing Date, which notice shall be delivered to Buyer at least three (3) business days prior to the Closing Date and which notice shall set forth the number of days of such extension (not to exceed a total of twenty (20) days).
9.2.1.5.4    The Lease of the Governmental Tenant contains certain provisions pertaining to the change of ownership of the Property (the “Change of Ownership Regulations”). Seller and Buyer agree to timely execute and deliver all documents and deliver all information to the Contracting Officer as are reasonably required in order to comply with the Change of Ownership Regulations, including, without limitation, (i) written notification of the transfer of the Property and the assignment of the Lease of the Governmental Tenant within five (5) days of the transfer of title; (ii) execution and delivery by Seller and Buyer of a Novation Agreement at Closing in substantially the form attached hereto as Exhibit F (the “Novation Agreement”) providing for the transfer of Seller’s rights and obligations under the Lease to Buyer, and a lease amendment from Buyer to incorporate the Novation Agreement as a part of the Lease; (iii) all such information as the Contracting Officer may request from Seller or Buyer (e.g., a copy of the Deed, the Bill of Sale, this Agreement, articles of incorporation or articles of organization, operating agreements, certificates of good standing, etc.) to verify the Seller’s and Buyer’s representations regarding the transfer, and to determine whether the transfer of the Lease is in the Governmental Tenant’s interest; and (iv) if required by the Contracting Officer, completion by Buyer of a Central Contractor Registration and completion and execution of USG Form 3518, Representations and Certifications.
9.2.1.5.5    No later than five (5) business days prior to the Closing Date, Seller shall have obtained an estoppel certificate as to each restrictive covenant, declaration and/or reciprocal easement agreement of record as to the Property, which estoppel certificates shall: (i) be executed by each party entitled to enforce such document; (ii) confirm that such document is in full force and effect, unmodified except as revealed by the Commitment; (iii) confirm that there are no defaults by the Seller and/or the Property under such document; (iv) confirm that there are no outstanding sums owed by the Seller and/or the Property; (v) confirm that there are no outstanding construction or similar obligations of Seller and/or the Property; (vi) be dated no earlier than thirty (30) days prior to Closing; and (vii) be otherwise reasonably acceptable to Buyer. Seller shall use commercially reasonable efforts to obtain the foregoing estoppel certificates. Buyer’s obligation to proceed to Closing hereunder is contingent on receipt by Buyer five (5) business days prior to Closing of satisfactory estoppel certificates as required above.

9.2.1.6    Title Insurance Certificates. A standard affidavit of title or other certifications from Seller as shall be reasonably required by Title Company to insure Buyer’s title to the Premises herein.

9.2.1.7    Seller Certificate. A written certification confirming that, as of the Closing Date, no representation or warranty of Seller contained in Section 5.1 hereof contains any untrue statement of a material fact.

9.2.1.8    Tenant Letter. Letters to each tenant advising of the change in ownership and directing the payment of rent to such party as Buyer shall designate such letter to be in form acceptable to Buyer.

9.2.1.9    Seller’s Authority. Proof satisfactory to Title Company of Seller’s existence, good standing, and authority to enter into this transaction.

9.2.1.10    Settlement Statement. A settlement statement to be prepared by the Escrow Agent reflecting all payments and disbursements to be made pursuant to this Agreement (“Settlement Statement”).

9.2.1.11    Original Personal Property. Original copies of the Personal Property, to the extent available.

9.2.1.12    Keys and Codes. Keys, combinations, and security codes for all locks and security devices on the Premises, to the extent available.

9.2.2    Buyer’s Documents. Buyer shall deliver or cause to be delivered to Seller:

9.2.2.1    Payment. All amounts required to be paid to Seller by Buyer pursuant to this Agreement.

9.2.2.2    Buyer Certificate. A written certification confirming that as of the Closing Date, no representation or warranty of Buyer contained in Section 5.2 hereof contains any untrue statement of a material fact.

9.2.2.3    Buyer’s Authority. Proof satisfactory to Title Company of Buyer’s existence, good standing, and authority to enter into this transaction.

9.2.2.4    Assignment. The Assignment.

9.2.2.5    Novation Agreement. The Novation Agreement.

9.2.2.6    Title Insurance Certificates. Such affidavit or certificate from Buyer as shall be reasonably required by Title Company to insure Buyer’s title to the Premises herein.

9.2.2.7    Settlement Statement. The Settlement Statement

9.2.3    Necessary Documents. Buyer and Seller shall execute and deliver such other documents and instruments as may be reasonably necessary to complete the transaction contemplated by this Agreement.

9.2.4    Possession. Possession of the Premises is to be given to Buyer, subject only to the right of tenants under the Leases on the Closing Date, by delivery of the Deed, Seller’s Bill of Sale, and the keys, combinations and security codes at Closing as provided in Section 9.2.1.11.

9.3    Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 9.3 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from Buyer to Seller, in Buyer’s sole and absolute discretion.
9.3.1    Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.
9.3.2    Receipt of the estoppels described in Section 9.2.1.5 above.
9.3.3    On the Closing Date, all of the representations and warranties of Seller set forth in Section 5 hereof shall be true, accurate and complete in all material respects.
9.3.4    At Closing, the Title Company shall issue to Buyer an ALTA 2006 extended coverage Owner’s Policy of Title Insurance (“Title Policy”) insuring Buyer’s fee simple title to the Real Property, for the sum equal to the Purchase Price, subject only to the Permitted Encumbrances and containing such endorsements as Buyer shall have reasonably required.
The conditions set forth in this Section 9.3 are solely for the benefit of Buyer and may be waived only by Buyer in writing, in Buyer’s sole and absolute discretion. At all times Buyer has the right to waive any condition by giving written notice of such waiver to Seller and Escrow Agent. Such waiver or waivers must be in writing to Seller. In the event of a failure to satisfy the conditions precedent set forth in this Section 9.3 or in the event that Buyer believes, in good faith, that any condition will not be timely satisfied, Buyer may terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of the failure of any condition set forth in this Section 9.3, if such failure constitutes a breach or default of its covenants, representations or warranties, Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.
9.4    Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 9.4 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer and written acceptance of such waiver by Buyer.
9.4.1    Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.
9.4.2    On the Closing Date, all of the representations of Buyer set forth in this Agreement shall be materially true, accurate and complete.

10.    CLOSING COSTS.

10.1    Buyer’s Costs. Buyer shall pay: (i) the Virginia Grantee’s Tax pursuant to Sections 58.1-801 and 58.1-814 of the Code of Virginia of 1950, as amended, and the Clerk’s fees to record the Deed; (ii) all costs incurred by Buyer in preparing and performing its due diligence investigations; (iii) the fees and expenses of Buyer’s attorneys; (iv) the cost of the Commitment, Buyer’s premium and any endorsements, and the Survey; and (v) recording charges due in connection with any mortgages or other financing documents.

10.2    Seller’s Costs. Seller shall pay: (i) the Virginia Grantor’s Tax pursuant to Section 58.1-802 of the Code of Virginia of 1950, as amended; (ii) the fees and expenses of Seller’s attorneys; and (iii) recording charges due on the satisfaction of any mortgages or liens created by or on behalf of Seller affecting the Premises, including, without limitation, the defeasance costs as described in Section 4 above.

10.3    Other Costs. Any other costs not specifically provided for herein shall be paid by the party who incurred those costs, or if neither party is charged with incurring any such costs, then by the party customarily assessed for such costs in state in which the Premises is located.

11.    DEFAULT; REMEDIES.

11.1    Default by Seller. If Seller shall breach in any material respect of its obligations hereunder to be performed by Seller prior to or at the Closing, or willfully causes the failure of a condition precedent, in each case for any reason other than Buyer’s default or failure to satisfy a condition to Closing for which Buyer is responsible or a termination of this Agreement by Buyer or Seller pursuant to a right to do so under the provisions hereof, Buyer, as its sole and exclusive remedies, may either: (i) terminate this Agreement by written notice to Seller and Escrow Agent, whereupon this Agreement shall be terminated and neither party shall have any further obligations hereunder other than the Surviving Obligations, in which case Buyer shall receive a refund of the Deposit, and Seller shall reimburse Buyer for Buyer’s actually incurred, and reasonably documented out of pocket costs in conjunction with the Agreement, not to exceed $75,000, which reimbursement obligation shall survive the termination of this Agreement; or (ii) initiate and prosecute an action for specific performance by Seller of its obligations under this Agreement. THIS SECTION SETS FORTH BUYER’S EXCLUSIVE REMEDIES IN THE EVENT OF SELLER’S BREACH OF THIS AGREEMENT. Notwithstanding anything set forth herein to the contrary, if Buyer has funded the balance of the Purchase Price at Closing in accordance with this Agreement and Seller has defaulted, Buyer shall, if entitled, be promptly returned the balance of the Purchase Price from escrow; provided that in connection with any action for specific performance brought by Buyer, Buyer shall provide proof of immediately available funds or post any bond that may be required by the court or applicable law, in the amount of the balance of the Purchase Price, in connection with such action.

11.2    Default by Buyer. If Buyer shall default in the performance of its obligation to consummate the Closing under this Agreement, Seller, as its sole and exclusive remedy, may terminate this Agreement by written notice to Buyer and Escrow Agent, and thereupon shall be entitled to receive the Deposit as liquidated damages (and not a penalty) and whereupon this Agreement shall be terminated and neither party shall have any obligations hereunder other than the Surviving Obligations. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSES IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT; AND FURTHER THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER’S DEFAULT, AND THAT THE DEPOSIT REPRESENTS THE PARTIES’ BEST CURRENT ESTIMATE OF SUCH DETRIMENT. NOTHING CONTAINED IN THIS SECTION SHALL IMPAIR ANY OF SELLER’S RIGHTS AND REMEDIES AGAINST BUYER FOR ANY OTHER PRE-CLOSING DEFAULT BY BUYER UNDER THIS AGREEMENT (INCLUDING WITHOUT LIMITATION, BUYER’S DUE DILIGENCE INDEMNITY PURSUANT TO SECTION 3.2, OR BREACH OF CONFIDENTIALITY PURSUANT TO SECTION 18 BELOW).

12.    PRORATIONS.

12.1    Items to be Prorated. The following items shall be prorated at Closing, as of the Closing Date (“Adjustment Date”):

12.1.1    Rents. Rents under the Leases, including cost-of-living increases, but excluding escalation charges for real estate taxes and operating expenses, maintenance charges, or other charges of a similar nature and any additional charges and expenses payable under the Leases (collectively, “CAM Charges”), which shall be the subject of subsection 12.1.2 below, all as and when actually collected (whether such collection occurs prior to, on or after the Closing Date). Buyer will receive a credit at Closing for all rents collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. At Closing, Seller shall deliver to Buyer a schedule of delinquent rent. Until the date that is twelve (12) months after the Closing Date, Buyer shall include such delinquencies (or unpaid amounts) in its normal billing and shall pursue the collection thereof in good faith (but Buyer shall not be required to litigate or declare a default under any Lease or pursue any other action or remedy in connection with the recovery from tenants of such delinquencies or other unpaid amounts). To the extent Buyer receives payment of rent on or after the Closing Date, such payment shall be applied first toward the rent (or other tenant charge) for the month in which the Closing occurs, then to the rent owed to Buyer in connection with the applicable Lease, and then to any delinquent rents owed to Seller, with Seller’s share thereof being promptly delivered to Seller. Buyer may not waive any delinquent (or unpaid) rents or modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent, which shall not be unreasonably withheld. Seller hereby reserves the right to pursue any remedy for damages against any tenant owing delinquent rents and any other amounts to Seller (but shall not be entitled to terminate any Lease or any tenant’s right to possession). Buyer shall reasonably cooperate with Seller, at no material out-of-pocket cost to Buyer, in any collection efforts hereunder. With respect to delinquent or other uncollected rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all of the rights and obligations relating thereto. Buyer and Seller acknowledge and agree that the Governmental Tenant pays rents and other amounts due under its Lease (collectively, “VA Rents”) in arrears. Accordingly, Buyer and Seller anticipate that the VA Rents will not be apportioned as of the Closing because the VA Rents for the month of the Closing will not have been collected as of the Closing Date. Furthermore, Buyer and Seller acknowledge and agree that the Governmental Tenant may continue to pay the VA Rents to Seller until such time as the Governmental Tenant has executed and delivered the applicable Novation Agreement for the Governmental Tenant’s Lease. Accordingly, (a) Buyer shall receive a credit at Closing in an amount equal to the rent payable under the Governmental Tenant’s Lease in the month during which Closing occurs, prorated based on the number of days remaining in the month, plus an amount equal to the rent payable under the Governmental Tenant’s Lease for the first month following Closing (“Governmental Rent Credits”), (b) Seller shall be entitled to retain any VA Rents received by Seller after Closing which were the subject of the Governmental Rent Credits, and (c) Seller agrees to maintain all existing accounts into which the Governmental Tenant may be depositing VA Rents until such time as the applicable Novation Agreement is signed and the Governmental Tenant begins paying the VA Rents directly to Buyer. VA Rents collected by either party after Closing shall be held in trust and paid over to the party entitled thereto under this Section 12.1.1 within five (5) business days after receipt thereof.
12.1.2    CAM Charges. To the extent the Leases provide that the Tenants thereunder are required to reimburse the lessor for a portion of operating and maintenance expenses of the Property, real estate taxes and insurance premiums (collectively, “CAM Charges”) for such periods as are set forth in the respective Leases, Seller and Buyer agree that such CAM Charges shall be prorated as of the Closing Date utilizing Seller’s actual 2016 monthly CAM Charges. Seller and Buyer agree to re-prorate CAM Charges upon Buyer’s completion of its 2016-year end CAM Charges reconciliation for the Leases (estimated to be end of March, 2017). To facilitate such process, Seller shall provide to Buyer promptly after Closing a written accounting of Seller’s invoices relating to CAM Charges, and receipts from Tenant collections of CAM Charges, for the period between January 1, 2016 and the Closing Date, and in February, 2017, Buyer shall provide to Seller a written accounting of Buyer’s invoices relating to CAM Charges and collections of CAM Charges from Tenants for the period between the Closing Date and December 31, 2016. Buyer shall deliver a copy of the 2016 year-end CAM Charges reconciliation to Seller by March 31, 2017. Seller will pay to Buyer its pro rata share of any CAM Charges refund due to Tenants by April 30,

2017, and Buyer will pay to Seller its pro rata share of any CAM Charges payments due by Tenants. The obligations of the parties under this Section 12.1.2 shall survive Closing.
12.1.3    Taxes. Real estate and personal property taxes, if any, on the basis of the fiscal year for which assessed. If the Closing shall occur before the tax rate or assessment is fixed, the apportionment of such real estate and personal property taxes at the Closing shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation. Final adjustment will be made upon the actual tax amount, when determined. If after the Closing there is any retroactive increase in the real or personal property taxes or assessments imposed of the Property: (1) if such increase relates to the tax year in which the Closing occurred, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during their period to which such increase applies, (2) if such increase relates to any tax year subsequent to the tax year which the Closing occurred, then such increase shall be the obligation of Buyer, and (3) if such increase relates to any tax year prior to the tax year in which the Closing occurred, then such increase shall be the obligation of Seller. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period after Closing shall belong to Buyer following the Closing, except that Seller shall be entitled to receive any refunds applicable to the period prior to Closing. The obligations of the parties under this Section 12.1.3 shall survive Closing for a period of twelve (12) months.

12.1.4    Water, Sewer and Electric Charges. Buyer shall arrange to have water, sewer and electric power services accounts become effective as of the Closing Date, and Seller shall arrange for such accounts in its name to be terminated as of 11:59 p.m. the day before the Closing Date, and each party shall be responsible for the payment of all charges to its own account.

12.1.5    Assigned Contracts. Amounts paid or payable in respect of any service and maintenance contracts assigned to Buyer in accordance herewith.

12.2    Utility Deposits. Seller shall be entitled to pursue the refund of any utility deposits it has made with respect to the Property. Buyer shall make any utility deposits that may be required in connection with Buyer’s ownership and operation of the Property.

12.3    Custom and Practice. Except as set forth in this Agreement, the customs of the state and County in which the Premises are located shall govern prorations.

12.4    Security Deposits, Rent Concessions, Tenant Improvement Allowances and Other Tenant Credits. Buyer shall receive a credit at Closing from the Seller in the amount of the sum of: (i) the tenant deposits under the Leases; (ii) any and all rent concessions and/or rent abatements which related to the current terms of the Leases and are unpaid, unapplied and/or unutilized; (iii) any and all tenant improvement allowances which relate to the current terms of the Leases and are unpaid, unapplied and/or unutilized; and (iv) the cost, as estimated by the parties in their reasonable discretion, of any and all non-monetary tenant inducement obligations of the Seller, as landlord or lessor under the Leases, which relate to the current terms of the Leases (e.g., painting and carpeting) and are unperformed.

12.5    New Leases and Amendments. If Closing shall be consummated hereunder, Buyer shall be responsible for all tenant improvement costs, commissions, allowances or similar leasing expenses incurred in connection with a lease or any extension, renewal, or expansion to any existing lease entered into with the approval of Buyer after the Effective Date (a “New Lease”), subject to the proration described below. At Closing, Seller shall receive a credit for all approved costs expended by Seller under such New Lease from and after such date until the Closing Date, subject to the proration described below. If the payment of rent commences under any New Lease prior to Closing, the tenant improvement costs, commissions, allowances or similar leasing expenses incurred in connection with such New Lease shall be prorated between Seller and Buyer based on their periods of ownership.

12.6    Leasing Commissions. All leasing commissions for all the Leases have been paid in full, except with respect to the Lease with the Governmental Tenant. If the Lease with the Governmental Tenant is not terminated pursuant to the right of the tenant thereunder by July 31, 2020 (the last day of the first five years of the initial lease term), a commission for the remaining five years of the initial lease term shall be due and payable to

Pavilion Properties, LLC, as provided therein. Seller shall be responsible for the payment of any such commission, and shall deliver at Closing an executed waiver from Pavilion Properties, LLC, of any right to assert any claim or lien for such commission against Buyer, tenant or the Property, which waiver must be reasonably satisfactory to Buyer and the Title Company. The provisions of this Section 12.6 shall survive Closing.

12.7    Application of Prorations. If such prorations result in a payment due Buyer, the cash payable at Closing shall be reduced by such sum. If such prorations result in a payment due Seller, the same shall be paid by uncertified check or wire at Closing.

12.8    Schedule of Prorations. The parties shall endeavor to jointly prepare a schedule of prorations for the Property no less than two (2) days prior to Closing; provided that Seller timely provides all available information necessary to prepare such prorations. To the extent that Seller does not timely deliver this information, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days Seller is delinquent in delivering such information. The Escrow Agent shall prepare and deliver to Seller and Buyer as soon as practicable an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer and Seller shall notify the Escrow Agent and each other of any items which they dispute and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date.

12.9    Readjustments. The parties shall correct any errors in prorations as soon after the Closing as amounts are finally determined.

12.10    Survival. Except as otherwise set forth in this Section 12, the obligations under this Section 12 shall survive Closing for a period of eighteen (18) months.

13.    BROKERS. Each party hereby represents and warrants to the other that it has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement, except CBRE Healthcare Capital Markets (“Broker”), who represents Seller in this transaction, and that neither has had any dealings with any other person or party that may entitle that person or party to a fee or commission other than Broker. Each party shall indemnify the other of and from any claims for commissions by any other person or party claiming such commission by or through the indemnifying party. Seller shall pay any fees or commission due to Broker pursuant to a separate agreement between Seller and Broker, when and if Closing occurs.

14.    ESCROW AGENT. The parties hereto have requested that the Deposit be held in escrow by Escrow Agent to be applied at the Closing or prior thereto in accordance with this Agreement. Escrow Agent shall deliver the Deposit to Seller or to Buyer, as the case may be, under the following conditions:

14.1    Payment to Seller. To Seller on the Closing Date upon the consummation of Closing.

14.2    Payment to Buyer. To Buyer within three (3) business days after receipt of Buyer’s termination notice delivered to Seller and Escrow Agent before the expiration of the Due Diligence Period. No notice to Escrow Agent from Seller shall be required for the release of the Deposit to Buyer by Escrow Agent under Section 3.2.3, and the Deposit shall be released and delivered to Buyer upon Escrow Agent’s receipt of Buyer’s confirmation of termination of the Agreement pursuant to Section 3.2.3, despite any objection or potential objection by Seller.

14.3    Payment to a Party. To a party as specified in a document signed by Seller and Buyer or their attorneys.

14.4    Notice of Dispute. If either Seller or Buyer believes that it is entitled to the Deposit or any part thereof, it shall make written demand therefor upon Escrow Agent. Escrow Agent shall promptly mail a copy thereof to the other party in the manner specified in Section 15.1. The other party shall have the right to object to the delivery of the Deposit, by filing written notice of such objections with Escrow Agent at any time within ten (10) days after receipt of such copy in the manner specified in Section 15.1, but not thereafter. Such notice shall set forth the basis for objection to the delivery of the Deposit. Upon receipt of such notice, Escrow Agent shall promptly deliver a copy thereof to the party who filed the written demand.

14.5    Escrow Subject to Dispute. If Escrow Agent shall have received the notice of objection provided for in Section 14.4 in the manner and within the time therein prescribed, Escrow Agent shall continue to hold the Deposit until: (i) Escrow Agent receives written notice from both Seller and Buyer directing the disbursement of the Deposit in which case Escrow Agent shall then disburse the Deposit in accordance with such direction; or (ii) litigation arises between Seller and Buyer, in which event Escrow Agent shall deposit the Deposit with the Clerk of the Court in which such litigation is pending; or (iii) Escrow Agent takes such affirmative steps as Escrow Agent may, at Escrow Agent’s option elect in order to terminate Escrow Agent’s duties including, but not limited to, deposit in Court and an action for interpleader.

14.6    Escrow Agent’s Rights and Liabilities. Escrow Agent shall not be required to determine questions of fact or law, and may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed and presented by the proper person, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent’s own willful default or gross negligence. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification of this Agreement, unless the same is in writing and signed by Buyer and Seller, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. If Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights hereunder, or shall receive instructions from Buyer or Seller which, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold and apply the Deposit and may decline to take any other action.

15.    GENERAL PROVISIONS.

15.1    Notices. All notices or other communications required or permitted to be given under the terms of this Agreement shall be in writing, and shall be deemed effective when: (i) sent by nationally-recognized overnight courier; (ii) email with original following by regular mail; or (iii) deposited in the United States mail and sent by certified mail, postage prepaid, addressed as follows:

15.1.1    If to Seller, addressed to:

Brandywine Realty Trust
300 Arboretum Place, Suite 300
Richmond, VA 23236
Attention: William D. Redd
Executive Vice President and Sr. Managing Director
Email: bill.redd@bdnreit.com

With copies to:

PJP Building Five, L.C.
c/o Andrew J. Dracopoli
Worrell Investment Co., Inc.
P.O. Box 5386
Charlottesville, VA 22905
or
384 Worrell Drive
Charlottesville, VA 22911
Email: worrell@cstone.net

Megan E. King, Esquire
Associate General Counsel
Brandywine Realty Trust
555 East Lancaster Drive, Suite 100
Radnor, PA 19087
Email: megan.king@bdnreit.com

Paul H. Davenport, Esquire
Hirschler Fleischer
The Edgeworth Building
2100 East Cary Street
Richmond, VA 23223
or
P.O. 500
Richmond, VA 23218
pdavenport@hf-law.com

15.1.2    If to Buyer, addressed to:

GAHC4 Charlottesville VA MOB, LLC
c/o Griffin-American Healthcare REIT IV, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Attn: Danny Prosky
E-mail: DProsky@ahinvestors.com

With a copy to:
Moran, Reeves & Conn, PC
100 Shockoe Slip, 4th Floor
Richmond, Virginia 23219
Attn: Joseph J. McQuade
E-mail: jmcquade@mrcpclaw.com

15.1.3    If to Escrow Agent, addressed to:

Chicago Title Insurance Company
2828 Routh Street, Suite 800
Dallas, TX 75201
Attn: Shannon Bright
Email: brights@ctt.com

or to such other address or addresses and to the attention of such other person or persons as any of the parties may notify the other in accordance with the provisions of this Agreement.

15.2    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

15.3    Entire Agreement. All exhibits attached to this Agreement are incorporated herein and made a part hereof. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, understandings, and agreements of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing. The captions included in this Agreement are for convenience only and in no way define, describe or limit the scope or intent of the terms of this Agreement.

15.4    Prevailing Party; Governing Law; Jurisdiction; Venue. If any litigation or arbitration arises out of this Agreement, the prevailing party shall be entitled to receive from the losing party an amount equal to the prevailing party’s costs incurred in such litigation or arbitration, including, without limitation, the prevailing party’s attorneys’ fees, costs, and disbursements. This Agreement shall be construed and interpreted in accordance with the laws of the jurisdiction in which the Premises are located. Buyer and Seller shall submit to the state courts and federal courts for the jurisdiction in which the Premises are located. BUYER AND SELLER HEREBY WAIVE TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT.

15.5    No Recording. This Agreement shall not be recorded in the Clerk’s Office or in any other office or place of public record.

15.6    Counterparts; Electronic Transmittal. This Agreement may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument. Buyer shall provide two (2) executed original counterparts of this Agreement to Seller, and upon Seller’s counter-signature Seller shall provide Buyer with one (1), fully executed original of this Agreement. The parties acknowledge and agree that notwithstanding the foregoing and notwithstanding any law or presumption to the contrary, the exchange of copies of this Agreement and signature pages by electronic transmission shall constitute effective execution and delivery of this Agreement for all purposes, and signatures of the parties hereto transmitted electronically shall be deemed to be their original signature for all purposes.

15.7    Further Instruments. Seller will, whenever and as often as it shall be reasonably request so to do by Buyer, and Buyer will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction provided for in this Agreement and to carry out the intent and purposes of this Agreement. All such instruments and documents shall be satisfactory to the respective attorneys for Buyer and Seller. The provisions of this Section shall survive the Closing.

15.8    Time. TIME IS OF THE ESSENCE as to all time periods in this Agreement. If the last day permitted for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday, or legal holiday of the United States or the Commonwealth of Virginia, the time for such performance will be extended to the next succeeding business day. Time periods under this Agreement will exclude the first day and include the last day of such time period.

15.9    Time for Acceptance. This Agreement shall constitute an offer to buy or sell the Property, as case may be, on the terms herein set forth only when executed and delivered by Seller or Buyer as set forth in Section 15.6 above. Failure to accept in the manner and within the time specified shall constitute a rejection and termination of such offer.

16.    EXCULPATION. No recourse shall be had for any obligation of Seller under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of Brandywine Realty Trust or Seller or any affiliate thereof, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by Buyer and all parties claiming by, through or under Buyer.

17.    ASSIGNMENT. Buyer shall not assign Buyer’s rights under this Agreement without Seller’s consent, which consent may be withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, upon written notice to Seller, Buyer may, without Seller’s consent, assign this Agreement to an entity which is an Affiliate (defined below). Notwithstanding any assignment by Buyer (whether to an Affiliate or with Seller’s consent), Buyer shall remain liable for all of the obligations and indemnities on the part of Buyer contained in this Agreement. For purposes solely of this Section, “Affiliate” shall mean as applied to Buyer, an entity that is controlled by or under common control with Buyer. For purposes of this definition, “controlled” or “common control” means the ownership directly or indirectly, in the aggregate, of more than 50% of the beneficial ownership interest of an entity. Buyer shall be responsible for any transfer taxes due in connection with any assignment of this Agreement by Buyer to any Affiliate or otherwise.

18.    CONFIDENTIAL INFORMATION.

18.1    All information furnished to Buyer and Buyer Representatives (defined below) by or on behalf of Seller, irrespective of the form of the communication and whether such information has previously been furnished, is now furnished or is furnished in the future, and any analyses, compilations, and/or other documents prepared by Buyer or Buyer Representatives containing or based in whole or in part on any such furnished information, whether or not such information is explicitly designated as “confidential”, including, without limitation, all Seller Materials, and any financial information, letters of intent, proposals, surveys, sketches, plans, drawings, reports, rent rolls, memoranda and notes, is collectively referred to as “Confidential Information”. In addition to the foregoing, Buyer agrees that the Confidential Information shall include, and neither Buyer nor Buyer Representatives shall, without the prior written consent of Seller, disclose to any other person, prior to Closing, either: (i) the fact that any investigations, discussions or negotiations are taking place concerning the transaction contemplated herein; or (ii) that Buyer and/or any of Buyer Representatives have received the Confidential Information from Seller; or (iii) that Confidential Information has been made available by Buyer. The term “person” as used in this Section shall be interpreted broadly to include any corporation, group, partnership or other entity or individual.

18.2    With respect to Confidential Information, Buyer shall: (i) receive and hold any and all Confidential Information in strict confidence; (ii) not discuss, disclose, disseminate, produce, publish, permit access to or reveal any Confidential Information to anyone except as is reasonably necessary to further the discussions of the transaction contemplated herein, and shall advise its employees, officers, directors, advisors, consultants, accountants, legal counsel, lenders and prospective lenders, and agents of any kind, including real estate agents and/or brokers, who receive any of the Confidential Information (“Buyer Representatives” and each, “Buyer Representative”) of its confidential nature and cause them to maintain the confidentiality thereof and use such Confidential Information only in accordance with this Section. Each Buyer Representative given access to any such Confidential Information must have a legitimate “need-to-know” and shall be similarly bound for Seller’s benefit. Buyer shall be absolutely responsible for any failure by any of Buyer Representatives to comply with the obligations under this Section, and any such failure by any Buyer Representative shall constitute a breach of this Section by Buyer; (iii) employ appropriate safeguards and use reasonable efforts to prevent unauthorized disclosure of the Confidential Information; (iv) promptly notify Seller of any unauthorized disclosure or use of Confidential Information; and (v) prior to Closing, direct all requests by Buyer or any Buyer Representative for Confidential Information and meetings with Seller’s employees or representatives, to the contacts below (“Contacts”):

Contacts
William D. Redd
Andrew J. Dracopoli
Lisa O. Jones

18.3    Notwithstanding anything to the contrary in this Section, Confidential Information shall not include information that: (i) is already public knowledge or becomes public knowledge through no fault, action or inaction of Buyer; (ii) Buyer is compelled or required by applicable law or administrative or legal process to disclose, provided: (A) Buyer furnishes written notice to Seller regarding the required disclosure promptly upon receipt of notice of the required disclosure; (B) if requested by Buyer, Buyer fully cooperates with Seller in seeking a protective order or otherwise preventing or limiting such disclosure; and (C) if disclosure is still required following compliance with subsection (B) above, Buyer makes no disclosure in excess of such required disclosure; or (iii) was rightfully in Buyer’s possession without restriction prior to receipt from Seller or was independently developed by Buyer without the use of any Confidential Information, and such possession and/or independent development can be demonstrated by written evidence.

18.4    If this Agreement is not consummated or otherwise terminated, Buyer shall return the Confidential Information and all copies, extracts, notes and other objects or items, whether in tangible or intangible form, containing the Confidential Information and certify in writing that all such Confidential Information and all copies, extracts, notes and other objects or items have been so returned. Upon any actual or threatened violation of this Section by Buyer or Buyer Representatives, Seller shall be entitled to preliminary and other injunctive relief against such violation without posting of a bond, in addition to any other rights or remedies that Seller may have at law or in equity. If either party prevails in any action to enforce the provisions of this Section, the prevailing party shall be entitled to all reasonable costs and attorneys’ fees.

18.5    Intentionally Deleted.

18.6    Intentionally Deleted.

18.7    No party, nor their representatives, will make any public disclosure or press release regarding the transaction contemplated by this Agreement without the consent of the other party, except as required by law or as otherwise expressly as provided herein. Without limiting the generality of the foregoing, any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be approved in advance by both parties, provided, however, Seller shall, on and after Closing, have the right, without Buyer’s consent, to include general information related to this transaction (but excluding specific terms related to such transaction) in: (i) press releases; and (ii) other disclosures required to be made by Seller by applicable laws, regulations or any requirements of the Securities and Exchange Commission. The provisions of this Section will survive Closing or, if the purchase and sale is not consummated, shall survive any termination of this Agreement.

18.8    Notwithstanding anything set forth herein to the contrary, Seller acknowledges that it is Buyer’s intention that the ultimate acquirer be a subsidiary of a corporation that is or intends to qualify as a real estate investment trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.

18.9    This Section supersedes any prior agreements between Buyer and Seller or its affiliates with respect to Seller’s Confidential Information.

19.    TAX DEFERRED EXCHANGE. Seller may elect to effectuate a “like-kind exchange” pursuant to Section 1031 of the Internal Revenue Code (including, without limitation, a so-called “drop and swap” transaction) (an “Exchange”); provided that (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (b) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange. Buyer shall fully cooperate, at no out-of-pocket, third-party expense, with Seller in effectuating any like-kind exchange. Seller’s and Buyer’s effectuation of a like-kind exchange prior to any closing shall not be a condition or contingency to such parties’ obligations hereunder. Seller shall be responsible for all of Seller’s costs and expenses incurred in connection with the effectuation of a like-kind exchange. Seller shall indemnify and hold harmless Buyer from any and all losses, costs, expenses, and damages associated with the participation in the exchange transaction.

20.    EXCLUSIVITY. From and after the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.

21.    POST-CLOSING ESCROW. At Closing, the Escrow Agent shall hold back the sum of Three Hundred Thousand and No/100 Dollars ($300,000.00) from the Purchase Price proceeds to be placed in escrow for a period beginning on the Closing Date and expiring twelve (12) months after the Closing Date pursuant to an escrow agreement in the form attached hereto as Exhibit G, which funds shall be used to satisfy surviving post-Closing obligations of Seller under this Agreement and/or any documents executed by Seller and delivered to Buyer at

Closing, including, but not limited to, indemnifying Buyer for any breach by Seller of Seller’s representations and warranties contained in this Agreement and/or any documents executed by Seller and delivered to Buyer at Closing. The provisions of this Section 21 shall survive Closing.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first-above written.

BUYER:	SELLER:

GAHC4 CHARLOTTESVILLE VA MOB, LLC,				PJP BUILDING FIVE, L.C.,
a Delaware limited liability company				a Virginia limited liability company

By:	Griffin-American Healthcare REIT IV			By:	Brandywine Charlottesville, LLC,
	Holdings, LP, a Delaware limited				a Virginia limited liability company,
	partnership				its Development Manager
Its:	Sole Member
					By:	Brandywine Operating Partnership, L.P.,
	By:	Griffin-American Healthcare				a Delaware limited partnership,
		REIT IV, Inc., a Maryland				its Sole Member
corporation
	Its:	General Partner				By:	Brandywine Realty Trust,
a Maryland real estate investment trust,
its General Partner
		By:	/s/ Danny Prosky
		Name:	Danny Prosky				By:	/s/ William D. Redd
		Title:	President and Chief Operating Officer					William D. Redd,
		Date:	July 25, 2016					Executive Vice President
and Sr. Managing Director

							Date:	Jul 22, 2016

Agreed to by Escrow Agent with regard to the obligations, terms, covenants, and conditions contained in this Agreement relating to Escrow Agent:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Shannon Bright
Name:	Shannon Bright
Title:	Escrow Officer
Date:	July 25, 2016

Exhibits to Agreement of Sale:

A	-	Legal Description of Real Property
B	-	Form of Deed
C	-	Form of Bill of Sale
D	-	Form of Assignment
E-1	-	Form of Tenant Estoppel
E-2	-	Form of Statement of Lease
F	-	Form of Novation Agreement
G	-	Form of Escrow Agreement
H	-	Form of Representation Letter
I	-	Form of Audit Request Letter
J	-	Form of Audit Response Letter

Schedules to Agreement of Sale:

3.3	-	Seller Materials
5.1.2	-	Service Contracts
5.1.5	-	List of Lease